UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )
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EPIX Pharmaceuticals, Inc.
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IMPORTANT!

SUPPLEMENT NO. 1 DATED JULY 31, 2006
TO
JOINT PROXY STATEMENT/PROSPECTUS DATED JULY 18, 2006

EPIX Pharmaceuticals, Inc.	Predix Pharmaceuticals Holdings, Inc.
161 First Street	4 Maguire Road
Cambridge, Massachusetts 02142	Lexington, Massachusetts 02421
(617) 250-6000	(781) 372-3260

ANNUAL MEETING OF STOCKHOLDERS OF EPIX PHARMACEUTICALS, INC.
AND
SPECIAL MEETING OF STOCKHOLDERS OF PREDIX PHARMACEUTICALS HOLDINGS, INC.

To be held on August 15, 2006

The following information supplements and should be read in conjunction with the joint proxy statement/prospectus dated July 18, 2006 of EPIX Pharmaceuticals, Inc. and Predix Pharmaceuticals Holdings, Inc. relating to the proposed merger combining EPIX and Predix, which we previously mailed to you on or about July 18, 2006.

FOR A DISCUSSION OF SIGNIFICANT MATTERS THAT SHOULD BE CONSIDERED BEFORE VOTING AT THE STOCKHOLDER MEETINGS, SEE “RISK FACTORS” BEGINNING ON PAGE 21 OF THE JOINT PROXY STATEMENT/PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED THE EPIX COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED WHETHER THE JOINT PROXY STATEMENT/PROSPECTUS AND THIS SUPPLEMENT ARE ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This supplement is dated July 31, 2006, and is first being mailed to stockholders of EPIX and Predix on or about July 31, 2006.

THE JOINT PROXY STATEMENT/PROSPECTUS AND THIS SUPPLEMENT ARE NOT OFFERS TO SELL THESE SECURITIES AND THEY ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

MILESTONE ACHIEVED UNDER MERGER AGREEMENT

On July 31, 2006, Predix Pharmaceuticals Holdings, Inc. entered into an exclusive worldwide license agreement with Amgen Inc. to develop and commercialize products based on Predix’s preclinical compounds which target the G-Protein Coupled Receptor, or GPCR, sphingosine-1-phosphate receptor-1, or S1P1, and compounds and products that may be identified by or acquired by Amgen and that are active against the S1P1 receptor. Under the license agreement, Predix will receive a $20 million upfront payment and royalties on future net sales of products developed in the collaboration, if any. In addition, if and when specified milestones relating to the development, regulatory approval and sales of products from the collaboration are achieved, Predix could receive up to an aggregate of $287.5 million in milestone payments from Amgen.

The EPIX board of directors has determined that Predix’s entry into the agreement with Amgen resulted in the achievement of a milestone event pursuant to the terms of the merger agreement by and between EPIX, EPIX Delaware, Inc. and Predix and described in the joint proxy statement/prospectus. Accordingly, in addition to the initial merger consideration, Predix stockholders, option holders and warrant holders will be entitled to the milestone payment under the merger agreement in the aggregate amount of $35 million.

As disclosed in the joint proxy statement/prospectus, each Predix stockholder will receive 1.239411 shares of EPIX common stock upon completion of the merger, subject to adjustment, including for any reverse stock split, if implemented, for each share of Predix common stock or preferred stock (on an as-converted to Predix common stock basis) that they own, and cash in lieu of fractional shares. In addition, subject to the option of the EPIX board of directors to defer the payment of a portion of the milestone as discussed below, on or before October 29, 2006, each Predix stockholder, option holder and warrant holder will now also receive their pro rata portion of the milestone payment. At the option of the non-Predix members of the combined company’s board of directors, the milestone payment may be paid either:

i.	in cash, shares of EPIX common stock or any combination thereof with the number of shares to be issued determined based on the five-day average closing price of EPIX common stock on The NASDAQ Global Market ending on the trading day that is ten days prior to the payment date; or

ii.	$20 million payable in accordance with the preceding clause (i) above and $15 million payable on the date that is 12 months after the payment of the initial $20 million in shares of EPIX common stock, with the number of shares to be issued determined based on 75% of the 30-day average closing price of EPIX common stock on The NASDAQ Global Market ending on the trading day that is ten days prior to the payment date. If, as a result of the 49.99% limitation described below, the entire $15 million payment cannot be made in shares of EPIX common stock, the balance will be paid in cash plus interest calculated from the milestone payment date at a rate of 10% per year.

The EPIX board of directors has until the payment date to elect whether to make the milestone payment in cash or shares of EPIX common stock, and whether to defer payment of a portion of the milestone pursuant to clause (ii) above. In no event, however, may the milestone be paid in shares of EPIX common stock to the extent that such shares would exceed 49.99% of the outstanding shares of EPIX common stock immediately after such milestone payment, when combined with all shares of EPIX common stock issued in the merger and issuable upon exercise of all Predix options and warrants assumed by EPIX in the merger. Although the EPIX board of directors has not determined whether to pay the milestone in cash or EPIX common stock, it is anticipated that, based on the timing of the achievement of the milestone and the aggregate ownership of EPIX common stock by the former Predix stockholders immediately following the merger, all or a substantial portion of the milestone payment will be paid in cash.

Assuming full payment of the milestone in cash, EPIX estimates that cash, cash equivalents and marketable securities on hand upon the completion of the merger and after the payment of the milestone, together with expected revenue from the sale of Vasovist and reimbursement of clinical costs by Schering AG, will be sufficient to fund the combined company’s operations through the end of 2007. If, however, EPIX considers other opportunities or changes its planned activities, it may require additional funding before currently expected.

PREDIX’S LICENSE AGREEMENT WITH AMGEN INC.

On July 31, 2006, Predix entered into an exclusive license agreement with Amgen Inc. to develop and commercialize compounds based on Predix’s preclinical compounds which act on the S1P1 receptor and compounds and products that may be identified by or acquired by Amgen and that are active against the S1P1 receptor. The S1P1 receptor is a biological receptor that is associated with certain autoimmune diseases, such as rheumatoid arthritis and multiple sclerosis.

Pursuant to the license agreement, Predix granted Amgen an exclusive worldwide license to Predix’s intellectual property and know-how related to the S1P1 receptor for the commercialization of S1P1 compounds and products. Amgen has limited rights to sublicense its rights under the license. In return for the license, Amgen has agreed to pay Predix a nonrefundable, up-front payment of $20 million and royalties based on aggregate annual net sales of all S1P1 receptor modulating products developed by Amgen under the license agreement. In addition, Predix may be eligible for up to an aggregate of $287.5 million of nonrefundable milestone payments to Predix that relate to milestones associated with the commencement of clinical trials, regulatory approvals and annual net sales thresholds of the products under the license agreement. These royalty rates and milestone amounts are subject to reduction in the event that, among other things:

•	Amgen is required to obtain third-party rights to develop and commercialize a product that incorporates a Predix compound; and

•	Amgen develops and commercializes products that are not covered by Predix’s intellectual property rights licensed to Amgen, such as for example, S1P1 modulating products that may be acquired by Amgen from a third party.

Generally, Amgen’s royalty obligation under the agreement terminates on a product-by-product and country-by-country basis upon the later of (a) the expiration or termination of the last claim within the patents (whether such patents are Predix patents licensed to Amgen or are owned or in-licensed by Amgen) covering such product and (b) ten years following the first commercial sale of the product.

The agreement expires when all of Amgen’s royalty obligations have terminated. During the first 15 months of the agreement, Predix will design, discover and develop, at its own cost, additional compounds that modulate the S1P1 receptor and that are within the same family of compounds as those identified in Predix’s patent applications licensed to Amgen under the agreement. Amgen will have access to these additional compounds to further its development efforts under the agreement while Predix is still performing or working on its design, discovery or development efforts. Predix may undertake additional research under the agreement, at its own expense, as approved by a joint steering committee formed pursuant to the agreement. Predix has responsibility and control for filing, prosecution or maintenance for any of Predix’s patents licensed to Amgen for 24 months or until start of Phase I clinical trials for the first product developed under the agreement, at which time, responsibility and control of such patents transfers to Amgen. Amgen has responsibility and control for filing, prosecution or maintenance for all other patents covered by the agreement, including patents jointly developed under the agreement. Amgen will have final decision-making authority on all other research matters and will be responsible for non-clinical and clinical development, manufacturing, regulatory activities and commercialization of the compounds and products developed under the license agreement, at its own expense. Predix has the option to co-promote one product from the collaboration in the United States for one indication to be jointly selected by Predix and Amgen. Amgen will direct the promotional strategy of the parties and will compensate Predix for its efforts and results in co-promoting the specified product.

The parties each have the right to terminate the agreement upon a material uncured breach by the other party and Amgen has the right to terminate the agreement for convenience upon varying periods of at least three months advance notice. Upon a termination of the agreement, depending upon the circumstances, the parties have varying rights and obligations with respect to the grant of continuing license rights, continued commercialization rights and continuing royalty obligations, in each case with respect to the three categories of products within the collaboration (generally, products covered by Predix’s intellectual property licensed to Amgen, products discovered by Amgen and products in-licensed or otherwise acquired by Amgen).

Predix estimates that upon its receipt of the $20 million upfront payment by Amgen under the agreement, its cash, cash equivalents and marketable securities will be sufficient to fund its operations, on a stand-alone basis, through the end of 2006 based on Predix’s current plans, expense rates, targeted timelines and its view regarding the progression of its product candidates through clinical trials. The license granted under this agreement does not affect Predix’s rights to continue development and commercialization, alone or in collaboration with a third party, of the compounds and products within its other existing research and development programs, including, but not limited to, the PRX-00023, PRX-03140, PRX-08066 and PRX-07034 clinical programs.

Predix expects that a substantial portion of its near term, and possibly long term, revenues will be generated from its agreement with Amgen. If Amgen were to terminate this agreement, fail to meet its obligations or otherwise decrease its commitment thereunder, Predix’s future revenues could be materially adversely affected and the development and commercialization of Predix’s S1P1 discovery program would be interrupted. In addition, if Predix and Amgen do not achieve some or any of the development and regulatory milestones, or Amgen does not achieve certain net sales thresholds as set forth in the agreement, Predix will not fully realize the expected benefits of the agreement. Further, the achievement of the various milestones under the agreement depend on factors that are outside of Predix’s control and most are not expected for several years, if at all. Predix’s receipt of revenues under its agreement with Amgen will be directly affected by the level of efforts of Amgen and Predix cannot control whether Amgen will devote sufficient resources to development or commercialization of the technology under the agreement or whether Amgen will elect to pursue the development or commercialization of alternative products or services. Disagreements with Amgen could delay or terminate the continued development and commercialization of the licensed products by Amgen or result in litigation, any of which could have a material adverse affect on Predix’s business, financial condition and results of operations. If Predix’s agreement with Amgen is terminated prior to expiration, Predix would be required to enter into other strategic relationships or find alternative ways of continuing its S1P1 program. Predix cannot assure you that it would be able to enter into a similar agreement with another company with sufficient drug development capabilities to commercialize this technology, and its failure to do so could materially and adversely affect its ability to generate revenues.

THE STOCKHOLDER MEETINGS

The date, time and place of the stockholder meetings of EPIX and Predix have not changed and remain as follows:

For EPIX stockholders:	For Predix stockholders:
August 15, 2006	August 15, 2006
10:00 a.m., local time	9:00 a.m., local time
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.	Goodwin Procter LLP
One Financial Center	Exchange Place
Boston, Massachusetts 02111	Boston, Massachusetts 02109

As set forth in the joint proxy statement/prospectus, stockholders of EPIX will be asked, at EPIX’s annual meeting of stockholders, to approve the issuance of shares of EPIX common stock in the merger and the merger, to approve an amendment to EPIX’s restated certificate of incorporation, to authorize the EPIX board of directors to effect a reverse stock split, to elect directors and to ratify the selection of EPIX’s independent registered public accounting firm. The EPIX board of directors has determined and believes that the issuance of shares of EPIX common stock in the merger and the merger and the other proposals described in the joint proxy statement/prospectus are advisable to, and in the best interest of, EPIX and its stockholders, and recommends that the holders of EPIX common stock vote “FOR” such proposals at the annual meeting of stockholders of EPIX.

As set forth in the joint proxy statement/prospectus, stockholders of Predix will be asked, at Predix’s special meeting of stockholders, to approve and adopt the merger agreement and to approve the merger. The Predix board of directors has determined and believes that the merger is advisable to, and in the best interest of, Predix and its stockholders, and recommends that the Predix stockholders vote “FOR” such proposal at the special meeting of stockholders of Predix.

The boards of directors of EPIX and Predix have fixed June 28, 2006 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting of stockholders of EPIX and the special meeting of stockholders of Predix, respectively, and any adjournment or postponement thereof. Stockholders of record on such date may vote in person at the meeting or vote by proxy using the proxy card enclosed with the joint proxy statement/prospectus or the proxy card enclosed herewith.

If you have already delivered a properly executed proxy card, you do not need to do anything unless you wish to revoke or change your vote. You may still attend the meeting and vote in person if you have already voted by proxy. You may change your vote at any time before your proxy is voted at either the annual meeting of EPIX stockholders or the special meeting of Predix stockholders. You can do this in one of three ways as described in greater detail under “The Annual Meeting of EPIX Stockholders — Voting and Revocation of Proxies” beginning on page 57 of the joint proxy statement/prospectus and “The Special Meeting of Predix Stockholders — Voting and Revocation of Proxies” on page 60 of the joint proxy statement/prospectus. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can submit new proxy instructions either on a new proxy card and if you are an EPIX stockholder also, by telephone or via the Internet. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares of EPIX common stock, you must follow directions received from your broker to change those instructions. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO VOTE BY PROXY TO ENSURE YOUR VOTE IS COUNTED.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This supplement includes statements which constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believes,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predicts,” “project,” “should,” “will” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this supplement include, without limitation, statements regarding the impact of the proposed merger, the payment of the milestone and future expectations concerning available cash and cash equivalents, the expected impact of and other matters relating to the license agreement between Predix and Amgen, and other matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed in or implied by this supplement. Such risk factors include, among others, those set forth in the joint proxy statement/prospectus under the caption “Risk Factors,” beginning on page 21 of the joint proxy statement/prospectus.

Actual results may differ materially from those contained in the forward-looking statements in this supplement. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this supplement. All prior and subsequent written and oral forward-looking statements concerning the merger and other matters addressed in this supplement and attributable to EPIX or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements included or referred to in this supplement. Except to the extent required by applicable law or regulation, EPIX does not undertake any obligation to republish revised forward-looking statements to reflect events and circumstances after the date of this supplement or to reflect the occurrence of unanticipated events.

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